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                                                                      EXHIBIT 11


                      INVESTORSBANCORP, INC. AND SUBSIDIARY
                 COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
                         FOR PERIOD ENDED JUNE 30, 1998
                                   (UNAUDITED)


A reconciliation of the income and shares used in computing the basic and diluted earnings per share for the three months and six months ended June 30, 1998 is as follows:

                                                    Three Months Ended         Six Months Ended
                                                      June 30, 1998              June 30, 1998
                                                      -------------              -------------
Net income                                              $  69,023                  $  36,880
                                                        ---------                  ---------

Determination of shares:

Weighted average common shares
  outstanding (basic)                                   1,000,000                  1,000,000

Assumed conversion of stock options                        22,077                     23,841
                                                        ---------                  ---------

Weighted average common shares
  outstanding (diluted)                                 1,022,077                  1,023,841
                                                        =========                  =========

Basic earnings per common share                         $    0.07                  $    0.04

Diluted earnings per common share                       $    0.07                  $    0.04










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